CONFIDENTIAL                                                        EXHIBIT 10.2
MEMORANDUM


TO:    Robert P. Newcomer

FROM:  William Yanavitch II

DATE:  March 25, 2003

This offer (the "Severance Offer") is being made to you concerning your separation from employment with the Glatfelter Company (the "Company"). This Severance Offer is intended as a confidential statement and supersedes all prior understandings and agreements whether written or oral. In recognition of your contributions to the Company and to aid you in your transition to new employment, you are being offered the following:

1. You will continue to be employed as President and Chief Operating Officer through June 30, 2003, at which time your employment will end unless your position terminates earlier under paragraph 3 or is extended under paragraph
   4. During the term of your employment you agree to perform the duties assigned to you faithfully, diligently and to the best of your ability, and to cooperate fully with the officers and directors of the Company. It is recognized, however, that you may devote a significant portion of time during your work days to search for a new position, including taking time off for research purposes, consultations with outplacement professionals, and interviews. Notwithstanding the other terms of this paragraph 1, the Company reserves the right to place you on a paid leave of absence until June 30, 2003. Throughout your employment, the Company will provide you with an office and facilities commensurate with your position.

2. Except as specified herein, you will continue to receive your base salary, at the annual rate of $391,128, and benefits provided senior executives or other employees at your grade level, or otherwise provided to you in the past, through June 30, 2003, and payment of 2002 Management Incentive, Profit-Sharing and Long-Term Incentive awards that are payable in 2003. The Company will pay you the amounts that are due to you under the Company's Management Incentive Plan ("MIP") and the Company profit sharing plan ("Profit Sharing Plan") as soon as administratively practicable after each such payment becomes due for the year 2002. The amounts payable under this paragraph 2, and all other amounts payable under this Severance Offer, shall be subject to legally required withholdings and deductions.

3. The Company will have the right to terminate your employment for Cause, as further set forth herein. "Cause" means, for purposes of this Severance Offer, conduct materially injurious to the Company, following notice thereof and reasonable opportunity to cure. In the event of such a termination for Cause, the Company shall have no further obligation under this Memorandum, except the obligation to pay you an amount equal to the portion of your compensation as defined in paragraph 2 as may be accrued and unpaid on the date of termination.

4. The Company will have the right to request that you provide significant services through June 30, 2003. However, if the Company assigns you such significant responsibilities that you cannot reasonably devote at least 20 hours per week to your search for a new position (as further set forth in paragraph 1) throughout the period ending June 30, 2003, the Company will pay you an additional $32,594 on or about July 1, 2003. After June 30, 2003, you may perform services for the Company as a consultant, as you and the Company may further agree.

5. If you die or become totally disabled during your employment hereunder, you will be treated as any other executive employee of the Company under the same circumstances, except to the extent set forth in this Severance Offer or Exhibit A hereto.

6. So long as you do not voluntarily terminate your employment before July 1, 2003, you will receive the following payments and benefits, subject to the conditions set forth herein:

   (a) The Company will pay you $488,910 as severance pay. It is expected that such amount will be paid in a single sum on July 1, 2003. However, the Company reserves the right to pay you such amount in installments of at least $32,594, not less frequently than monthly, beginning July 1, 2003. If the Company elects to pay you other than in a single sum, the Company will notify you of that decision before July 1, 2003 and will review that decision at least quarterly until the entire amount has been paid to you, and may pay you any remaining amount due at any time.

   (b) You will continue to vest in and be paid prior MIP and Profit Sharing Plan awards (such as your performance share awards) through June 30, 2003, except as further provided herein. Previously deferred MIP compensation plus accrued interest will be paid to you on or about July 1, 2003. In lieu of any further award under the MIP or Profit Sharing Plan on account of your service for the period January 1-June 30, 2003, the Company will pay you an additional amount of $115,000. As further severance pay, the Company will also pay you $230,000 in lieu of any further award under the MIP or Profit Sharing Plan on account of your termination of employment. Such additional payments will be made on or about July 1, 2003 and will be eligible compensation under the Company's 401(k) savings plan.

   (c) With respect to the Company's Key Employee Long-Term Incentive Plan (the "LTIP"):

       (1) In lieu of any further award under the LTIP, the Company will pay you an additional amount of $66,000, on or about July 1, 2003.

       (2) After your separation from employment on June 30, 2003, you will be eligible under this agreement to exercise the stock options previously granted to you under the LTIP as of that date and which are vested as of that date, at any time until the earlier of July 1, 2008 (five (5) years from the termination date) and the stated expiration of the date of such stock options. You may elect to exercise your stock options through a "cashless exercise", and may do so within this period by notifying the Company, in writing, regarding your cashless exercise of such option(s). When you notify the Company of a cashless exercise, the Company will pay you, in a single sum as soon as administratively practicable, an amount of cash equal to the difference between the exercise price of the stock option(s) and the closing price of Company common stock on the date you notify the Company regarding your cashless exercise of the option(s) multiplied by the number of shares with respect to which options are then exercised. In the event of your death before July 1, 2008, a cashless exercise of such stock option(s) may be made by the legal representative of your estate for a period of one year from the date of death (or stated expiration date of the option, if shorter). If, after June 30, 2003, the Company reprices or otherwise modifies the terms of options granted to participants in the LTIP prior to that date, and such repricing or change applies to all or substantially all such options, or cancels such options and issues new options in their place, the repricing, change or reissuance of options will apply equally to you unless such repricing or change is less favorable to you than the terms of the options as granted to you.

       (3) The Company will pay you $423,000 in respect of all vested shares of restricted stock held by you. Such payment shall be made on or about July 1, 2003, and your rights to and under such shares shall be cancelled as of such date.

   (d) Throughout your employment and until the date you become eligible for health benefits under Medicare, the Company will continue health and dental benefits under health and dental plans providing coverage, benefits, and out-of-pocket costs not less favorable than now in effect, as further set forth in Exhibit C hereto, which is made part of this Severance Offer, and the Company will pay the cost for those benefits. Exhibit C shall incorporate by reference the 2003 Summary Plan Description for the health plan described in Exhibit C, whether or not such Summary Plan Description has been made final and adopted by the Company on the date of this offer.

   (e) You will be an active participant in the Company's life insurance plan through June 30, 2003. On or about July 1, 2003, the Company will pay you $36,000 in lieu of further payments by the Company for life insurance coverage following your termination of employment (and any taxes on such payment).

   (f) You will continue to be covered under the Company's long-term disability
       (LTD) benefit program through June 30, 2003. On or about July 1, 2003, the Company will pay you $131,000 in lieu of further payments by the Company for long-term disability coverage following your termination of employment (and any taxes on such payment). If you become disabled prior to July 1, 2003, any severance pay you receive under paragraph 6(a) will be reduced, dollar for dollar, by any short or long-term disability benefit payable with respect to the same period of time.

   (g) Your active participation in the Company's 401(k) Savings Plan (the "401(k) Plan") will end as of your June 30, 2003 termination date. You will not be permitted to defer amounts from your severance pay to the 401(k) Plan except as the 401(k) Plan may provide or as set forth herein. You will have the same options as any other terminated employee to request and receive distribution of your 401(k) Plan account (which can be rolled over to an individual retirement account or another employer's qualified plan that accepts rollovers), or to keep your 401(k) Plan account invested for distribution at a later date.

   (h) The Company will arrange and pay for professional outplacement with one or more outplacement firms to be selected by the Company and you.

   (i) The Company will pay the cost of financial planning in an amount up to $15,000, plus legal services reasonably incurred in the negotiation and review of this Severance Offer, and the cost of estate planning. The Company will pay any costs incurred by you to enforce the performance of this Severance Offer.

   (j) The Company will provide relocation assistance, in an amount not to exceed $15,000, to facilitate your move to another location outside the greater York area where your new employer picks up the principal expenses. This assistance will cover incidental expenses and items that may or may not be covered under the new employer's relocation policy. The Company will provide a relocation allowance similar in most respects to the Company's policy for current exempt employees, in the event the costs of our relocation are not provided for under the terms of your new employment. Eligibility for this relocation assistance is available until the end of the Severance Period. Specific relocation issues should be addressed to the attention of William Yanavitch.

   (k) You are currently eligible for participation in the Final Average Compensation Pension under Article V of the Company's Supplemental Executive Retirement Plan (the "FAC Pension"), to supplement your vested pension under the Company's Retirement Plan for Salaried Employees. The FAC Pension otherwise payable to you will be adjusted to take into account further service and elements of compensation previously addressed with you. The calculation and amount of the adjusted FAC Pension is set forth in Exhibit A. It is payable to you commencing July 1, 2003, and is payable in the form of an unreduced joint and 75% survivor annuity with your wife as the surviving beneficiary unless otherwise arranged by you and the Company.

   (l) The Company will pay the cost of an annual executive physical until you reach age 62.

   (m) The Company will provide you with a mutually agreed upon letter of reference if requested and such other personal references as appropriate. All such requests for references must be directed to William Yanavitch, Vice President of Human Resources.

   (n) The Company will issue a mutually agreed upon statement announcing your retirement. You and the Company will not issue any statement which publicly or privately disparages the conduct or reputation of the other.

   (o) The Company will provide an office for your use, and appropriate administrative support, through June 30, 2005. The Company at its expense will also provide you with a laptop computer, a facsimile machine, and a cellular phone for your use through June 30, 2005.

   (p) The Company will provide, on a nontaxable basis, executive development at one or more nationally recognized programs agreed upon by you. The cost of such programs shall not exceed $20,000.

   (q) The Company will pay or reimburse the cost of membership dues for the Lafayette Club through June 30, 2005.

   (r) The Company, at its expense and when doing so is not a significant additional burden on the Company, will provide you and your family with transportation to Wisconsin on the Company's airplane through June 30, 2005, and at its convenience after that date.

   (s) You will be entitled to six weeks of paid vacation until June 30, 2003, and will be paid at your regular rate of pay for any vacation that is unused as of that date.

7. In exchange for all amounts, benefits and other property paid to you or for your benefit under the Severance Offer:

   (a) You hereby agree that the Change in Control Employment Agreement dated as of December 31, 2000 by and between the Company and yourself (the "Change in Control Agreement") is terminated as of your last day of employment, provided, however, that the terms section 6(d)(iv) thereof (relating to the funding of the Company's Supplemental Executive Retirement Plan) of such agreement, and any other provision of the Change in Control Employment Agreement relating to the vesting and funding of any benefit following a Change in Control (as defined therein), shall remain effective with respect to you through the end of the Severance Period. Any amount payable to you or for your benefit under this Severance Offer which would remain unpaid on the date of any "Change in Control," as such term is defined in the Change in Control Agreement, but for the operation of this sentence, shall be accelerated and paid in full, without any adjustment, on or before the date of the Change in Control. Until your last day of employment, the Change in Control Agreement shall remain in effect, but shall not supersede the terms of Section 6(k) of this Severance Offer, it being intended that you will receive the amount of the enhanced pension payable to you under Section 6(k) and Exhibit A whether or not a Change in Control occurs.

   (b) You will execute the General Release Agreement attached as Exhibit B. By doing so, you will be releasing the Company from any and all claims that you possibly could assert, including without limitation, any and all claims based on your employment or the termination of your employment (including without limitation, any and all claims under the federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act and state and local discrimination laws), except for claims based on the enforcement or validity of this agreement being offered to you, for unemployment compensation and for any accrued benefits under an employee benefit plan maintained by the Company under the Employee Retirement Income Security Act.

   (c) You hereby resign as an officer of the Company effective your last day of employment.

   (d) You represent and warrant that you will comply with all of the terms of the agreement concerning inventions and confidential information and you will preserve the confidential nature of all trade secrets and other proprietary information of the Company. You also represent and warrant that by your last day of employment, you will deliver to the Company, all Company keys, equipment, books, journals, records, computers, customer lists, publications, files, computer disks, memoranda and documents of any kind or description and other materials acquired during the course of your employment and not make use of or disclose to anyone, without the prior written consent of the Company, any information or documents concerning or related to the Company, whether confidential or not, that you have acquired to date, except as provided for under paragraph 6(o) of this Severance Offer.

   (e) You represent and warrant that you will comply with all terms in the Company Corporate Disclosure and Securities Trading Policy, as delivered to you. In addition to any existing obligation under your Employee's Agreement, the Corporate Disclosure and Securities Trading Policy or under the common law, you represent and warrant for all time that all confidential information of the Company and/or any related entities (whether written, graphic, oral, committed to memory or otherwise) in your possession, including without limitation, information relating to the operations or marketing plans of the Company and/or any related entities, shall remain strictly confidential and secret so long as that information has not been published in a form generally available to the public.

   (f) You will not discuss the Company's business, prospects, methods of operation or other similar topics, to the extent such topics are confidential or proprietary, with anyone other than the officers and board of directors of the Company. You also will not engage in any activities or make any statements that may disparage or reflect negatively on the Company, its officers, directors or shareholders.

   (g) You will keep the terms and conditions of the Severance Offer confidential, except that you may reveal the terms and conditions of this Severance Offer to your spouse, attorney and financial advisor or such other party approved by the Company, so long as they first agree not to disclose them to anyone else. The Company will make reasonable efforts to keep the terms and conditions of this Severance Offer confidential and to limit disclosure on a need-to-know basis. The parties, however, understand that, by way of example and not limitation, the Company may need to disclose the terms and conditions of this Severance Offer to the Company's independent auditors, the board of directors and as required by applicable law.

   (h) Both during and after your employment with the Company, you will cooperate with any reasonable request of the Company to participate in the preparation for, response to, prosecution of and/or defense of any pending, actual or threatened litigation involving the Company. If the Company requests such participation after your employment ends, it will reimburse you for all reasonable out-of-pocket expenses you incur as a result of such cooperation.

   (i) If the Company determines that you have breached your obligations set forth in this Memorandum, the Company shall give you written notice thereof and 14 days' opportunity to cure. If you fail to cure such breach, the Company may bring an action to recoup any amounts paid or payable after June 30, 2003, which shall be repaid by you following a determination by a court having jurisdiction of the matter (and exhaustion of any appeals therefrom) that you in fact breached your obligations hereunder. (As required by regulations issued by the EEOC, the foregoing sentence does not apply with respect to a claim under the Federal Age Discrimination in Employment Act). In addition, if you breach your obligations set forth in subparagraphs 7(d), (e), (f), (g) or (h) above, the Company also shall be entitled to seek temporary and permanent injunctive relief to restrain any further breach of those obligations following notice and opportunity to cure.

   (j) You agree that your agreement with respect to the Severance Offer shall be deemed to be made in the Commonwealth of Pennsylvania and it shall be interpreted, construed and governed by the laws of Pennsylvania, without giving effect to the principles of conflicts of law under Pennsylvania law. You also agree to submit to the jurisdiction of the state and federal courts located in Pennsylvania in the event there is any claim that you have breached this agreement.

Please consider this offer for up to 21 days from today. You may accept this Severance Offer by returning a signed and notarized copy of the General Release Agreement attached as Exhibit B by no later than 5:00 p.m. on April 14, 2003 to William Yanavitch. If you return it before April 14, 2003, you will be voluntarily waiving your right to consider it for the entire 21-day period. In addition, you will have 7 days after you return a signed copy of the General Release Agreement to revoke it by submitting a signed revocation notice to William Yanavitch if you choose to do so. Upon the expiration of that 7 day period, the General Release Agreement will become effective. If you do not return a signed and notarized copy of the General Release Agreement to William Yanavitch by 5:00 p.m. on April 14, 2003, or if you revoke the General Release Agreement within the 7 day revocation period, you will not receive the separation payments and enhanced benefits described in this Agreement.

You should consult with your personal attorney whether to sign the required General Release Agreement. On behalf of the Company, I thank you for your past service and I wish you well in your future endeavors.